Exhibit 99.1

Alliance One International, Inc. 8001 Aerial Center Parkway Post Office Box 2009 Morrisville, NC 27560-2009 USA	Tel: 919 379 4300 Fax: 919 379 4346 www.aointl.com

NEWS RELEASE		Contact:	Joel Thomas
(919) 379-4300

Alliance One International Reports Improved Fiscal Year 2016 and Fourth Quarter Earnings

Morrisville, NC – July 12, 2016 – Alliance One International, Inc. (NYSE: AOI) today announced results for its fiscal year and fourth quarter ended March 31, 2016.

Highlights

Fiscal Year 2016

•	Earnings per basic share improved to $7.38, compared to a net loss of $3.16 last year.

•	Net income increased to $65.5 million from a net loss of $27.9 million last year and included a $106.2 million gain related to the reconsolidation of AOI’s Zimbabwe subsidiary at the end of the fourth quarter.

•	Adjusted EBITDA excluded the Zimbabwe subsidiary gain and remained consistent at $190.2 million, while as a percentage of sales improved to 10.0% from 9.2% last year.

•	SG&A improved 9.8% to $123.5 million driven by efficiency and cost reduction initiatives and included $8.6 million of Kenyan-related legal and professional costs.

Fourth Quarter

•	Earnings per basic share for the fourth fiscal quarter improved to $11.33 from $0.27 last year.

•	Net income improved to $100.8 million from $2.4 million last year.

•	Sales remained stable at $732.3 million, the second best quarter in Company history.

Pieter Sikkel, Chief Executive Officer and President, said, “Despite a challenging foreign exchange environment with a strengthening U.S. dollar, quality impacts from El Nino weather patterns, smaller crops in some markets and oversupply leaf trading conditions, net income increased to $65.5 million from a net loss of $27.9 million last year, and included a $106.2 million gain related to the reconsolidation of our Zimbabwe subsidiary. After excluding, among other items, the Zimbabwe subsidiary gain, legal and professional costs associated with the Kenyan matter, the impact of the curtailment of green leaf sourcing in Kenya, and including results from our Zimbabwe operation not included in consolidated results, adjusted EBTIDA was $190.2 million, consistent with the prior year.

“Global supply and demand appears to be moving toward equilibrium with further reduced crop sizes anticipated. Important to our full year results, fourth quarter sales improved to $732.3 million, up slightly over last year, and was the second best quarter in the Company’s history. For the year and despite full service volume increases, sales decreased 7.9% to $1,904.6 million. Excluding Kenya we have seen improved performance in Africa, South America and Asia, while weather-related crop size reductions, poor quality crops and the strong dollar affected our North American and European regions in fiscal year 2016.

Alliance One International, Inc.

“Our restructuring in various markets has positioned us for continuous improvement and better structured our footprint to meet future demand. Our restructuring and efficiency improvement program that began implementation in March 2015 is on track to deliver over $35.0 million of anticipated recurring annualized savings with approximately 95.0% of targeted actions enacted and the remainder to be achieved over the next 18 months.

“As we have indicated previously, our plan is to continue reducing long-term debt with surplus cash. During the year we were precluded from purchasing our 9.875% Senior Secured Second Lien Notes due to the challenges in Kenya, with $720.0 million of face value outstanding at year end. Additionally, our liquidity at fiscal yearend remained in line with our internal expectations with available credit lines and cash of $626.3 million, comprised of $199.7 million in cash and $426.6 million of credit lines, excluding $13.1 million exclusively for letters of credit.

“Internal forecasts anticipate improved sales and adjusted EBITDA for fiscal year 2017 when compared to 2016. Consistent with trends over the last several years, we are forecasting increased sales and adjusted EBITDA in the second half of fiscal year 2017 versus the first half of the year. Additionally, during fiscal year 2017 we are targeting approximately $15.0 million of capital expenditures for maintenance and roughly $8.0 million related to rebuilding a warehouse damaged by fire in Zimbabwe that is covered by insurance.

“Global crop production will decrease further this next year in line with the market tightening in various origins and qualities. We will continue to monitor our customers’ evolving requirements and supply chain simplification strategies, while we further strengthen our operations, leverage our improved global footprint and step further up the supply chain. Some manufacturers’ partial vertical integration strategies continue to reverse as they seek to gain efficiency benefits and costs savings, while further leveraging compliant leaf merchants’ capabilities. These changes present opportunities for growth. We will continue to focus on enhancing best agricultural practices globally and further improve sustainability programs essential to our Company, our customers and the local communities in which we operate.

Mr. Sikkel, concluded, “Our employees’ dedication, professionalism and perseverance through the recent global oversupply conditions and our restructuring initiatives have further positioned our company for success. We believe new growth opportunities are present and we are taking steps required to enhance our position as a preferred supplier to our global, well-positioned customers. Addressing challenges and customer requirements proactively, while executing on our well-measured strategy, is anticipated to increase shareholder value.”

Performance Summary for the Fiscal Year Ended March 31, 2016

As a result of changes in our results for this year versus last year, operating income increased 107.4% to $201.8 million. Factors that helped to drive improvement included SG&A that improved 9.8% to $123.5 million mainly due to the non-recurrence of reserves for customer receivables in the prior year, decreased compensation costs, lower travel costs and the favorable impact of currency movements that were partially offset by increased legal and professional fees related to the Kenya matter this year. During the fourth quarter this year, we determined that the uncertainty of our ability to maintain a controlling financial interest in our Zimbabwe subsidiary was eliminated and we reconsolidated it as of March 31, 2016. As a result, we recorded a gain of $106.2 million in other operating income.

Restructuring and asset impairment charges were $5.9 million in the current year and primarily attributable to impairment of advances to tobacco suppliers and real property in Africa and to changes in certain defined benefit plans as a result of our restructuring initiative that began in the prior fiscal year. Charges of $9.1 million in the prior year are primarily employee separation charges.

Alliance One International, Inc.

Total sales and other operating revenues decreased by 7.9% to $1,904.6 million. Certain customers in North America changed their requirements during the current year from processing services to purchases of full service tobaccos. This shift in requirements resulted in increased volumes, tobacco revenues and tobacco costs which were partially offset by decreased processing revenues and processing costs related to the change in sales terms and weather-related reduced crop sizes when compared with the previous year. However, full service volumes remained consistent with the prior year from reduced requirements in some markets and the timing of shipments in North America and Europe.    Tobacco revenues decreased 6.2% and average sales prices decreased 7.2% due to changes in product mix, the negative impact on pricing resulting from an oversupply of tobacco in the market and lower prices paid to tobacco suppliers in most regions due to a stronger U.S. dollar.

Gross profit decreased 7.3% to $225.8 million however, gross margin as a percentage of sales remained consistent with the prior year at 11.9%. Changes in product mix and lower prices paid to tobacco suppliers across all regions partially offset by currency movements reduced tobacco costs overall as well as lowered average tobacco costs on a per kilo basis.

Interest expense increased 3.5% to $117.2 million from the prior year primarily due to higher amortization of debt costs and higher average borrowings.

Cash taxes paid increased 25.8% to $20.4 million this year and income tax expense increased 47.0% to $32.2 million, while our effective tax rate was 35.1% this year compared to (245.2)% last year.

Performance Summary for the Fourth Fiscal Quarter Ended March 31, 2016

Due to changes in our results for the quarter this year when compared to last year’s quarter, operating income increased from $36.0 million to $139.7 million. Drivers include reduced restructuring and asset impairment charges of $1.8 million this year primarily attributable to the impairment of equipment in Brazil, while charges of $8.6 million last year were mainly employee separation charges. Additionally, we reconsolidated our Zimbabwe operations as of March 31, 2016 and recorded an associated gain of $106.2 million in other operating income.

Total sales and other operating revenues increased marginally to $732.3 million as increases due to customer requirement changes from processing to full service revenues in North America were partially offset by lower revenues in South America due to lower costs paid to suppliers and the impact of a stronger U.S. dollar.

Gross profit decreased 5.2% to $72.8 million and gross profit as a percentage of sales declined to 9.9% this year compared to 10.5% last year due primarily to the negative impact of a stronger U.S. dollar.

SG&A increased 18.7% to $36.6 million primarily as a result of $6.8 million of legal and professional costs related to Kenya.

Interest expense increased 2.4% to $30.3 million from the prior year primarily due to higher amortization of debt costs and higher average borrowings.

Income tax expense increased 41.8% to $10.6 million, while our effective tax rate was 9.5% this year compared to 85.8% last year.

Alliance One International, Inc.

Earnings Per Share

Fiscal Year

For the fiscal year ended March 31, 2016, net income was $65.5 million, or $7.38 per basic share, compared to net loss of $27.9 million or $3.16 per basic share for the prior year period. Included in net income this year was $8.6 million of legal and professional costs for the Kenya matter, $106.2 million related to the Zimbabwe reconsolidation and $17.2 million of loss related to Kenya green leaf sourcing, and $5.9 million of restructuring and asset impairment charges. The net loss last year included $12.4 million expense related to reserves for doubtful customer accounts, $9.1 million of restructuring and asset impairment charges and $14.9 million of loss related to Kenyan green leaf sourcing. After adjusting for tax, the net impact of these items positively impacted earnings per basic share by $8.72 this year.

Fourth Quarter

For the fourth quarter ended March 31, 2016, net income was $100.8 million, or $11.33 per basic share, compared to net income of $2.4 million, or $0.27 per basic share, last year. Included in net income for the quarter ended March 31, 2016 was $6.8 million of legal and professional costs for the Kenya matter, $106.2 million related to the Zimbabwe reconsolidation and $5.1 million of loss related to Kenya green leaf sourcing, and $1.8 million of restructuring and asset impairment charges. Net income last year included $8.6 million of restructuring, asset impairment charges and $4.2 million of loss related to Kenyan green leaf sourcing. After adjusting for tax, the net impact of these items positively impacted earnings per basic share by $10.52 this year

Liquidity and Capital Resources

As of March 31, 2016, available credit lines and cash were $626.3 million, comprised of $199.7 million in cash and $426.6 million of credit lines, of which $10.3 million was available under the U.S. revolving credit facility for general corporate purposes and $416.3 million of foreign seasonal credit lines excluding $13.1 million exclusively for letters of credit.

Additionally, in the future, the Company may elect to redeem, repay, make open market purchases, retire or cancel indebtedness prior to stated maturity under its various global bank facilities and outstanding public notes, as they may permit.

Fiscal Year 2016 Financial Results Investor Call

The Company will hold a conference call to report financial results for its fiscal year ended March 31, 2016, on Tuesday, July 12, 2016 at 5:00 P.M. EDT. The dial in number for the call is (877) 591-4951 or outside the U.S. (719) 325-4817 and conference ID 1546616. Those seeking to listen to the call may access a live broadcast on the Alliance One website. Please visit www.aointl.com 15 minutes in advance to register.

For those who are unable to listen to the live event, a replay will be available by telephone from 8:00 P.M. EDT, July 12 through 8:00 P.M. EDT July 17. To access the replay, dial (888) 203-1112 within the U.S., or (719) 457-0820 outside the U.S., and enter access code 1546616. Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Alliance One and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

Alliance One International, Inc.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results may differ materially from those currently anticipated expected or projected. The following factors, among others, could cause actual results to differ from those expressed or implied by the forward-looking statements: changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products, changes in or the interpretation of tax laws and regulations, resolution of tax matters, adverse weather conditions, changes in costs incurred in supplying tobacco and related services and the impact of regulation and litigation. Additional factors that could cause AOI’s results to differ materially from those expressed or implied by forward-looking statements can be found in AOI’s most recent Annual Report on Form 10-K and the other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

About Alliance One International, Inc.

Alliance One is a leading global independent leaf merchant. For more information on Alliance One, visit the Company’s website at www.aointl.com.

-MORE-

Alliance One International, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Twelve Months Ended March 31,
(in thousands, except per share data)	2016	2015	2016	2015(1)
Sales and other operating revenues	$732,318	$731,524	$1,904,592	$2,066,865
Cost of goods and services sold	659,532	654,752	1,678,798	1,823,366

Gross profit	72,786	76,772	225,794	243,499
Selling, general and administrative expenses	36,561	30,813	123,546	137,020
Other income (expense)	105,302	(1,339)	105,427	(66)
Restructuring and asset impairment charges	1,801	8,618	5,888	9,118

Operating income	139,727	36,001	201,787	97,295
Debt retirement expense (income)	—	(433)	—	(771)
Interest expense	30,279	29,579	117,190	113,273
Interest income	1,685	1,857	7,077	6,268

Income (loss) before income taxes and other items	111,133	8,712	91,674	(8,939)
Income tax expense	10,598	7,474	32,215	21,918
Equity in net income (loss) of investee companies	307	1,181	5,986	2,823

Net income (loss)	100,841	2,420	65,445	(28,034)
Less: Net income (loss) noncontrolling interests	28	9	(87)	(172)

Net income (loss) Alliance One International, Inc.	$100,813	$2,411	$65,532	$(27,862)

Earnings (loss) per share:
Basic	$11.33	$0.27	$7.38	$(3.16)
Diluted	$11.33	$0.27	$7.38	$(3.16)
Weighted average number of shares outstanding:
Basic	8,895	8,858	8,882	8,858
Diluted	8,896	8,858	8,883	8,858

(1)	During the year ended March 31, 2016, the Company identified certain immaterial errors in previously issued financial statements related to inventory and income tax. The Company became aware of improper inventory entries in a European subsidiary’s records resulting in an understatement of cost of goods sold of $674 for the year ended March 31, 2015. The Company identified a misstatement of recoverable income tax in an international jurisdiction in prior periods resulting in an understatement of income tax expense of $1,058 for the year ended March 31, 2015.

Alliance One International, Inc.

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“ADJUSTED EBITDA”)(1)

(Unaudited)

	Three Months Ended				FYE
(in thousands)	June 30, 2015	Sept 30, 2015	Dec 31, 2015	March 31, 2016	March 31, 2016
U.S. GAAP - Net Income(loss) Alliance One International, Inc.	$(25,950)	$(21,066)	$11,735	$100,813	$65,532
Plus: Interest expense	27,773	28,782	30,356	30,279	117,190
Plus: Income tax expense	(3,215)	22,902	1,930	10,598	32,215
Plus: Depreciation and amortization expense	7,064	6,897	7,057	7,343	28,361

EBITDA (1)	5,672	37,515	51,078	149,033	243,298
Plus: Abnormal unrecovered advances (recoveries) to suppliers(2)	430	—	8	(439)	—
Plus: Reserves for (recoveries on) doubtful customer receivables	(84)	(65)	(33)	12	(169)
Plus: Non-cash employee stock based compensation	813	661	600	351	2,425
Less: Other income	559	(1,027)	594	105,302	105,427
Plus: Restructuring and asset impairment charges	2,948	(385)	1,525	1,801	5,888
Plus: Debt retirement expense (income)	—	—	—	—	—
Plus: Amortization of basis difference - CBT investment(3)	322	446	450	336	1,554
Plus: Kenyan investigation legal & professional costs	—	—	1,771	6,808	8,579
Less: Kenyan green leaf operation Adjusted EBITDA(5)	(5,377)	(6,499)	(317)	(4,473)	(16,666)
Plus: Reconsolidated subsidiary incremental EBITDA after elimination of related party transactions with AOI and its consolidated subsidiaries(6)	1,252	4,738	2,864	7,945	16,800

Adjusted EBITDA(1)	$16,172	$50,436	$57,988	$65,018	$189,614

Total debt					$1,396,433
Less: Debt of reconsolidated subsidiary funded by affiliate(7)					84,258

Total adjusted debt					$1,312,175
Less: Cash					199,720

Total adjusted debt less cash(6)					$1,112,455

(Total adjusted debt less cash) /Adjusted EBITDA(1)(6)					5.87x

(1)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements.
(2)	Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(3)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.

Alliance One International, Inc.

(4)	The quarter ended June 30, 2015 was restated due to the Kenya matter previously disclosed, as well as all quarters in the previous fiscal year-to-date periods.
(5)	Adjusted EBITDA of our former green leaf sourcing operation in Kenya of $(17,242) for the fiscal year ended March 31, 2016 and for each of the quarters therein is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.
(6)	Adjusted EBITDA of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 is calculated on the same basis as Adjusted EBITDA as presented in this table, with eliminations for related party transactions with AOI and its consolidated subsidiaries, and will be included in consolidated information going forward. Additionally, the calculation of total adjusted debt less cash includes the cash of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 and the debt of that subsidiary not funded by a subsidiary of AOI.
(7)	Represents the portion of outstanding debt of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 under a credit facility attributable to the participation interest of another AOI subsidiary funding that portion of the borrowing under that facility.

Alliance One International, Inc.

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“ADJUSTED EBITDA”)(1)

(Unaudited)

	Three Months Ended(4)				FYE(4)(8)
(in thousands)	June 30, 2014	Sept 30, 2014	Dec 31, 2014(8)	March 31, 2015	March 31, 2015
U.S. GAAP - Net Income(loss) Alliance One International, Inc.	$(23,685)	$(8,151)	$1,563	$2,411	$(27,862)
Plus: Interest expense	26,922	28,495	28,277	29,579	113,273
Plus: Income tax expense	319	10,980	3,146	7,474	21,918
Plus: Depreciation and Amortization expense	7,500	7,312	7,434	7,376	29,623

EBITDA (1)	11,056	38,635	40,421	46,840	136,952
Plus: Abnormal unrecovered advances to suppliers(2)	463	18	—	604	1,085
Plus: Reserves for (recoveries on) doubtful customer receivables	204	4,062	8,151	(49)	12,368
Plus: Non-cash employee stock based compensation	730	893	772	633	3,028
Less: Other income	800	327	146	(1,339)	(66)
Plus: Restructuring and asset impairment charges	—	500	—	8,618	9,118
Plus: Debt retirement expense (income)	—	—	(338)	(433)	(771)
Plus: Amortization of basis difference - CBT investment(3)	550	1,108	801	355	2,814
Plus: Kenyan investigation legal & professional costs	—	—	—	—	—
Less: Kenyan green leaf operation Adjusted EBITDA(5)	(2,140)	(7,448)	(1,141)	(4,184)	(14,913)
Plus: Reconsolidated subsidiary incremental EBITDA after elimination of related party transactions with AOI and its consolidated subsidiaries(6)	(2,493)	3,558	(220)	9,001	9,846

Adjusted EBITDA(1)	$11,850	$55,895	$50,582	$71,093	$189,420

Total debt					$1,072,091
Plus: Debt of reconsolidated subsidiary funded by non- affiliate(7)					49,208

Total adjusted debt					$1,121,299
Less: Cash					143,849
Less: Cash of reconsolidated subsidiary					2,893

Total adjusted debt less adjusted cash(6)					$974,557

(Total adjusted debt less adjusted cash) /Adjusted EBITDA(1)(6)					5.14x

(1)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements.
(2)	Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.

Alliance One International, Inc.

(3)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
(4)	The fiscal year ended March 31, 2015 was restated due to the Kenya matter previously disclosed, as well as all quarters in the fiscal year.
(5)	Adjusted EBITDA of our former green leaf sourcing operation in Kenya of $(14,913) for the fiscal year ended March 31, 2015 and for each of the quarters therein is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.
(6)	Adjusted EBITDA of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 is calculated on the same basis as Adjusted EBITDA as presented in this table, with eliminations for related party transactions with AOI and its consolidated subsidiaries, and will be included in consolidated information going forward. Additionally, the calculation of total adjusted debt less adjusted cash includes the cash of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 and the debt of that subsidiary not funded by a subsidiary of AOI.
(7)	Represents the portion of outstanding debt of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 under a credit facility other than the amount attributable to the participation interest of another AOI subsidiary funding the remaining portion of the borrowing under that facility.
(8)	During the year ended March 31, 2016, the Company identified certain immaterial errors in previously issued financial statements related to inventory and income tax. The Company became aware of improper inventory entries in a European subsidiary’s records resulting in an understatement of cost of goods sold of $674 for the quarter ended December 31, 2014. The Company identified a misstatement of recoverable income tax in an international jurisdiction in prior periods resulting in an understatement of income tax expense of $1,058 for the quarter ended December 31, 2014.

Alliance One International, Inc.

RECONCILIATION OF ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“ADJUSTED EBITDA”)(1)

(Unaudited)

	Three Months Ended(4)(8)				FYE(4)(8)
(in thousands)	June 30, 2013	Sept 30, 2013	Dec 31, 2013	March 31, 2014	March 31, 2014
U.S. GAAP - Net Income(loss) Alliance One International, Inc.	$(38,093)	$(45,619)	$8,343	$(27,164)	$(102,533)
Plus: Interest expense	28,872	31,684	29,052	27,219	116,827
Plus: Income tax expense	290	11,196	8,437	21,318	41,241
Plus: Depreciation and amortization expense	8,689	8,524	7,568	7,646	32,427

EBITDA (1)	(243)	5,784	53,400	29,019	87,962
Plus: Abnormal unrecovered advances to suppliers(2)	10,478	—	—	1,109	11,587
Plus: Reserves for (recoveries on) doubtful customer receivables	(1)	65	(50)	298	312
Plus: Non-cash employee stock based compensation	705	1,007	780	730	3,222
Less: Other income	1,243	(498)	(1,627)	19,642	18,760
Plus: Restructuring and asset impairment charges	2,196	580	1,988	348	5,112
Plus: Debt retirement expense (income)	16	55,582	64	1,787	57,449
Plus: Amortization of basis difference - CBT investment(3)	—	—	—	—	—
Plus: Kenyan investigation legal & professional costs	—	—	—	—	—
Less: Kenyan green leaf operation Adjusted EBITDA(5)	(2,464)	2,504	(3,792)	(8,336)	(12,088)
Plus: Reconsolidated subsidiary incremental EBITDA after elimination of related party transactions with AOI and its consolidated subsidiaries(6)	(2,418)	1,731	3,029	4,510	6,852

Adjusted EBITDA(1)	$11,953	$62,743	$64,631	$26,495	$165,822

Total debt					$1,117,588
Plus: Debt of reconsolidated subsidiary funded by non- affiliate(7)					56,568

Total adjusted debt					$1,174,156
Less: Cash					234,778
Less: Cash of reconsolidated subsidiary(6)					2,427

Total adjusted debt less adjusted cash					$936,951

(Total adjusted debt less adjusted cash) /Adjusted EBITDA(1)(6)					5.65x

(1)	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements.
(2)	Unrecovered amounts expensed directly to cost of goods and services sold in the income statement for abnormal yield adjustments or unrecovered amounts from prior crops. Normal yield adjustments are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
(3)	Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.

Alliance One International, Inc.

(4)	The fiscal year ended March 31, 2014 was restated due to the Kenya matter previously disclosed, as well as all quarters in the fiscal year.
(5)	Adjusted EBITDA of our former green leaf sourcing operation in Kenya of $(12,088) for the fiscal year ended March 31, 2014 and for each of the quarters therein is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.
(6)	Adjusted EBITDA of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 is calculated on the same basis as Adjusted EBITDA as presented in this table, with eliminations for related party transactions with AOI and its consolidated subsidiaries, and will be included in consolidated information going forward. Additionally, the calculation of total adjusted debt less adjusted cash includes the cash of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 and the debt of that subsidiary not funded by a subsidiary of AOI.
(7)	Represents the portion of outstanding debt of the subsidiary reconsolidated at the end of the fourth quarter of fiscal year 2016 under a credit facility other than the amount attributable to the participation interest of another AOI subsidiary funding the remaining portion of the borrowing under that facility.
(8)	During the year ended March 31, 2016, the Company identified certain immaterial errors in previously issued financial statements related to inventory and income tax. The Company became aware of improper inventory entries in a European subsidiary’s records resulting in an understatement of cost of goods sold of $225 for the quarter ended September 30, 2013 and $482 for the quarter ended December 31, 2013. The Company identified a misstatement of recoverable income tax in an international jurisdiction in prior periods resulting in an understatement of income tax expense of $766 for the quarter ended December 31, 2013.